Exhibit 99.1

BIOLASE ENTERS INTO FAVORABLE CREDIT AGREEMENT AMENDMENT

LAKE FOREST, Calif., June 30, 2022 /PRNewswire/ — BIOLASE, Inc. (NASDAQ: BIOL), the global leader in dental lasers, announced that, on June 30, 2022, it entered into an amendment to its senior secured term loan with SWK Funding LLC. The amendment extends the interest-only period of the loan by two quarters to November 2023 and reduces the minimum Consolidated Unencumbered Liquid Assets from $7,500,000 to $5,500,00. BIOLASE used a portion of the proceeds from its recent equity offering to prepay $1,000,000 of the outstanding loan balance.

“The recent equity offering allowed us to prepay a portion of our senior secured term loan,” commented John Beaver, President and Chief Executive Officer of BIOLASE. “This prepayment and amendment will result in lower interest expense while also increasing the Company’s liquidity.”

“Biolase continues to bring leading dental laser solutions to dentists and patients. SWK remains a supportive partner of the company and its mission,” commented Winston Black, Chief Executive Officer of SWK Holdings.

SWK Funding LLC is a subsidiary of SWK Holdings Corporation, a Dallas, Texas-based healthcare focused investment firm.

About BIOLASE

BIOLASE is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately 301 patented and 32 patent-pending technologies designed to provide biologically and clinically superior performance with less pain and faster recovery times. BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver superior results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. BIOLASE has sold over 43,300 laser systems to date in over 80 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer applications.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties. Forward-looking statements can be identified through the use of words such as may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, those risks and uncertainties that are described in the “Risk Factors” section of BIOLASE’s annual report filed on Form 10-K filed with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

Investor Relations:

EVC Group LLC

Michael Polyviou / Todd Kehrli

(732) 933-2754

mpolyviou@evcgroup.com / tkehrli@evcgroup.com